Exhibit 99.1

Alternus Clean Energy, Inc. Announces 1-for-2,500 Reverse Stock Split

New York, August 19, 2026 – Alternus Clean Energy, Inc. (OTC: ALCE, ACLEW) (“the Company,” “Alternus” or “ALCE”), a transatlantic clean energy provider, today announced that it will effect a 1-for-2,500 reverse stock split of its common stock. The reverse stock split will become effective at 12:01 a.m. Eastern Time on Thursday, August 20, 2026, and the Company’s common stock will commence trading on the OTC Markets on a post-split basis at the opening of the market on August 20, 2026, pending confirmation by the Depository Trust Company and FINRA. The Company’s common stock will continue to trade for the next 20 trading days on the OTC Markets under the trading symbol “ALCED,” after which it will trade under the new symbol “ADIS.” Additionally, a new CUSIP number, 02157G 408, has been assigned as a result of the reverse stock split.

The primary goal of the reverse stock split is to increase the per-share trading price of the Company’s common stock to meet the minimum bid price requirement for listing on a national securities exchange and to help broaden its appeal to a wider base of institutional and long-term investors. The action was approved by the Company’s Board of Directors and the holder of a majority of the Company’s outstanding voting capital stock by written consent in lieu of a meeting, in accordance with Sections 228 and 242 of the Delaware General Corporation Law.

At the effective time of the reverse stock split, every 2,500 shares of the Company’s issued and outstanding common stock will be automatically combined, reclassified and changed into one (1) share of validly issued, fully paid and non-assessable common stock, without any change in the par value of $0.0001 per share. The total number of authorized shares of common stock will not be affected by the reverse stock split. The reverse stock split will reduce the number of shares of common stock outstanding from approximately 724,658 shares to approximately 290 shares. No fractional shares of common stock will be issued in connection with the reverse stock split. Stockholders who would otherwise be entitled to receive a fractional share will instead receive a cash payment equal to the fractional share interest multiplied by the closing price of the Company’s common stock on the OTC Markets on the last trading day immediately preceding the effective date of the reverse stock split.

Stockholders of record will receive information regarding their share ownership following the reverse stock split from the Company’s transfer agent, Equiniti Trust Company, LLC. Equiniti can be reached at (833) 656-0637. Additional information about the reverse stock split can be found in the Company’s information statement on Schedule 14C, filed with the U.S. Securities and Exchange Commission (the “SEC”) on August 3, 2026, and available free of charge at the SEC’s website at www.sec.gov.

“This action represents an important step on our journey to relist on a national exchange at the earliest opportunity, following a period of refocusing the business and significantly strengthening our balance sheet,” said Vincent Browne, Chief Executive Officer of Alternus. “Enhancing our stock’s trading dynamics and uplisting to a national exchange will allow us to complete a committed $10 million PIPE investment and also attract a broader shareholder base over time to support growth of our business plans in the fast growing microgrid energy generation market.”

“During 2026 we have advanced the customer pipeline and prospects of EverOn Energy LLC, a 51%-owned joint venture with Hover Energy LLC, a leader in AI Microgrid solutions for the built environment. EverOn’s focus is to deliver advanced and unique Wind Powered Microgridstm to large corporate clients across both continents. EverOn expects to announce its first clients in the UK shortly. We are confident that executing on these activities will provide a strong foundation for sustained revenue and income growth and build shareholder value both in the near term and over time.”

About Alternus Clean Energy, Inc.:

Alternus Clean Energy is a renewable energy company committed to advancing sustainable solutions. With a focus on utility-scale projects, such as solar parks, and complementary technologies like microgrids and battery storage, we aim to deliver comprehensive, clean energy across Europe and America. Through strategic investments, we are building a portfolio poised to lead the transition to a sustainable energy future. For more information, visit https://alternusce.com/.

Forward-Looking Statements:

Certain information contained in this release, including any information on the Company’s plans or future financial or operating performance and other statements that express the Company’s management’s expectations or estimates of future performance, constitute forward-looking statements. When used in this notice, words such as “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “might,” “plan,” “possible,” “potential,” “predict,” “project,” “should,” “would” and similar expressions, as they relate to us or our management team, identify forward-looking statements. Such forward-looking statements are based on the beliefs of management, as well as assumptions made by, and information currently available to, the Company’s management. Such statements are based on a number of estimates and assumptions that are subject to significant business, economic and competitive uncertainties, many of which are beyond the control of the Company. The Company cautions that such forward-looking statements involve known and unknown risks and other factors that may cause the actual financial results, performance or achievements of the Company to differ materially from the Company’s estimated future results, performance or achievements expressed or implied by the forward-looking statements. These statements should not be relied upon as representing Alternus’ assessments of any date after the date of this release. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

Media Contact:  ir@alternusenergy.com

Contact:

Crescendo Communications, LLC

Tel: +1 (212) 671-1020

Email: ALCE@crescendo-ir.com